Exhibit 99.1

February 3, 2014

Dear Fellow Stockholder:
We previously announced the sale of our single-tenant, net-leased properties to Realty Income Corporation and are now completing many details related to the transaction. We are busy on a daily basis addressing matters related to the sale and continue to make good progress toward timely closings. As disclosed in our announcement, the portfolio of single-tenant properties is scheduled to close in separate groups at different times in early 2014. When the closing process is complete, we will announce the details of the transaction.
We are finalizing our year-end 2013 financial information and our Form 10-K that is filed annually with the Securities and Exchange Commission. As in past years, this report will be available on our website in March at which time we plan to mail hard copies of the 2013 annual report to each of our stockholders. In 2013, we experienced a full year of net operating income from the properties we purchased with the capital from our best efforts offering. We will summarize the results of operations for 2013 in future correspondence shortly after our Form 10-K is filed.
Form 1099
Form 1099s were mailed to stockholders on or before January 31, 2014 by our transfer agent, DST Systems, Inc. Tax information, as well as other account information, may be accessed on the Inland Diversified website at www.inlanddiversified.com by selecting Investor Relations.

We are pleased to enclose your check or account statement, which includes information regarding your share of the 6% annualized distribution on a share purchase price of $10.00 paid to stockholders for record dates in January 2014. We are proud of our sponsor’s 40+ years of integrity and Inland Diversified’s ongoing commitment not to pay any portion of your distribution out of offering proceeds.
We appreciate and thank you for your investment in Inland Diversified.
Sincerely,
INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Robert D. Parks	Barry L. Lazarus
Chairman of the Board	President and Chief Operating Officer

Enclosure
cc: Trustee
Broker Dealer
Financial Advisor

(Please see reverse side for an important disclosure.)

This letter contains forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as may, would, expect, intend, estimate, anticipate, plan, seek, appears, or believe. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to any liquidity alternative being identified or consummated, the amount of net proceeds available for distribution to stockholders, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K and subsequent Form 10-Qs on file with Securities and Exchange Commission.

Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.